INTEGRITY FUND OF FUNDS, INC.

FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on February 23, 2009 between Integrity Money Management, Inc., (the "Adviser") and Integrity Fund of Funds, Inc., (the "Fund").

WHEREAS, the Fund currently retains the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that:

1.

The Adviser agrees to continue to waive fees and reimburse expenses, other than extraordinary or non-recurring expenses, until December 31, 2009, so that Net Annual Operating Expenses of the Fund do not exceed 1.65%.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of February 23, 2009.

INTEGRITY FUND OF FUNDS, INC.
By:
President

INTEGRITY MONEY MANAGEMENT, INC.
By:
President